Exhibit (13)(d)
May 31, 2003

CDC Nvest Funds Trust I
CDC Nvest Funds Trust II
399 Boylston Street
Boston, MA  02116

Re:  FEE WAIVER/EXPENSE REIMBURSEMENT

Ladies and Gentlemen:

     CDC IXIS Asset Management Advisers, L.P. ("CDC IXIS Advisers") notifies you that it will waive its management fee (and, to the extent necessary, bear other expenses of the Funds listed below) through the date listed below to the extent that expenses of each class of a Fund, exclusive of brokerage, interest, taxes and deferred organizational and extraordinary expenses, would exceed the following annual rates:

         NAME OF FUND                                  EXPENSE CAP
JUNE 1, 2003 THROUGH APRIL 30, 2004:

    CDC Nvest Strategic Income                  1.25% for Class A shares
    Fund                                        2.00% for Class B shares
                                                2.00% for Class C shares
                                                1.00% for Class Y shares


    CDC Nvest Growth and Income                 1.30% for Class A shares
    Fund                                        2.05% for Class B shares
                                                2.05% for Class C shares
                                                1.05% for Class Y shares




     With respect to each Fund, CDC IXIS Advisers shall be permitted to recover expenses it has borne subsequent to the effective date of this agreement (whether through reduction of its management fee or otherwise) in later periods to the extent that a Fund's expenses fall below the annual rates set forth above. Provided, however, that a Fund is not obligated to pay any such deferred fees more than one year after the end of the fiscal year in which the fee was deferred.

     During the periods covered by this letter agreement, the expense cap arrangement set forth above for each of the Funds may only be modified by mutual agreement between CDC IXIS Advisers and the Trust after approval by a majority vote of the "non-interested" Trustees of the Trusts affected.

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     For  purposes  of  determining  any such  waiver or expense  reimbursement, expenses of the class of the Funds shall not reflect the application of balance credits made available by the Funds' custodian or arrangements under which broker-dealers that execute portfolio transactions for the Funds' agree to bear some portion of Fund expenses.

     We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Funds with the Securities and Exchange Commission, in accruing each Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

                                   CDC IXIS Asset Management Advisers, L.P.




                                         By:  /S/ JOHN E. PELLETIER
                                             John E. Pelletier

                                         Title: Senior Vice President, General
                                                Counsel, Secretary & Clerk